Exhibit 2.1



                            ASSET PURCHASE AGREEMENT



                                  By and among



                             RESOLVE STAFFING, INC.,

                          TRUCKERS PLUS LEASING, INC.,

                                       and

                                 THE SHAREHOLDER

                                       Of

                          TRUCKERS PLUS LEASING, INC.,







                              As of August 15, 2005


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This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of August 15, 2005, by and among (i) Resolve Staffing, Inc., a Nevada corporation (the "Buyer"), (ii) Truckers Plus Leasing, Inc., a Tennessee corporation (the "Seller"), and (iii) Benita Dillard, the holder of all of the issued and outstanding common stock of the Seller (the "Stockholder").

                             Preliminary Statements

      A. The Board of Directors of the Seller and the Stockholder deem it advisable for their welfare and best interests that the Seller sell and the Buyer purchase all of assets of Seller, upon the terms and subject to the conditions hereinafter set forth.

      B. Capitalized terms used herein but not defined herein shall have the respective meanings given such terms in Article IX and elsewhere in this Agreement.

                                    Agreement

In consideration of the premises, mutual covenants and agreements contained herein and the benefits to accrue to the parties hereto, and subject to the satisfaction or waiver of the conditions contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                           SALE AND PURCHASE OF ASSETS

      Section 1.01 Assets to be Acquired. At the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens, and Buyer shall purchase, acquire, accept and pay for, all of Seller's right, title and interest in and to all of the properties, assets and other rights (excluding the Excluded Assets), personal or mixed, tangible or intangible, owned or leased by or licensed to Seller on the Closing Date (collectively, the "Assets"), including but not necessarily limited to the Assets set forth on Schedule 1.01. The Assets shall include the following:

            (a) All Seller's fixed assets, furniture, equipment, fixtures, and software;

            (b) All contracts, contract rights, agreements, commitments or other arrangements for which Seller receives any benefit or to which Seller is a party (collectively, the "Contracts");

            (c) All client lists, client files, computer files and records of Seller, including lists and electronic databases of Seller's temporary employees;

            (d) To the extent transferable under applicable law, all Seller's franchises, approvals, permits, licenses, orders, registrations, certificates and variances;

            (e) All Proprietary Rights (as defined in Section 3.08 below);


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            (f) Any and all non-compete agreements between Seller and any employee or agent of Seller acting on behalf of Seller;

            (g) All telephone, fax and e-mail numbers and addresses and listings; and

            (h) All rights, actions and claims against third parties arising out of or related to other assets.

      Section 1.02 Excluded Assets. Seller's accounts receivable as of August 12, 2005 (the "Excluded Assets") shall be excluded from the Assets and retained by Seller.

      Section 1.03 Assumption of Liabilities.

            (a) Buyer hereby assumes such liabilities as are owed as of the Closing Date by Seller to Employee Leasing Services, Inc., an Ohio corporation, under that certain Client Service Agreement dated February 23, 2005 and such other liabilities are associated with the Contracts (the "Assumed Liabilities").

            (b) Buyer assumes no other liabilities of Seller except as specifically set forth in this Agreement. In order to preserve for Buyer the opportunity to maintain good relations with vendors, suppliers, trade creditors, clients and employees of Seller, Seller agrees to pay or otherwise satisfy and discharge in accordance with their terms all of the liabilities other than the Assumed Liabilities that are owed to third parties. Seller may contest any such liability or otherwise negotiate terms for the payment of such liabilities provided such contest or negotiation shall not result in any Lien on any Asset or materially or adversely interfere with Buyer's operations of the Assets following the Closing.

      Section 1.04 Purchase Price; Allocation of Purchase Price.

            (a) Purchase Price. The purchase price (the "Purchase Price") shall be as follows:

                  (i) $1, which Buyer shall pay at Closing in cash;

                  (ii) Buyer shall issue to each of the Stockholder and to Ken Fuston ("Fuston") 50,000 shares of common stock, par value $0.0001 per share, of Buyer (the "Shares"). The Shares shall be deemed to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act of 1933 (the "Securities Act"); and

                  (iii) Buyer shall assume such liabilities as are owed as of the Closing Date by Seller to Employee Leasing Services, Inc., an Ohio corporation, under that certain Client Service Agreement dated February 23, 2005.

            (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Exhibit A hereto. Within sixty (60) days after the Closing, each party agrees to complete Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060, consistent with the Purchase Price allocation. Buyer, Stockholder, and Seller hereby covenant and agree that they will not take a position on any income tax return before any Governmental Authority charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 1.04.


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                                   ARTICLE II.

                                     CLOSING

      Section 2.01 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held at 1:00 p.m., Eastern Standard Time, on August 17, 2005 (the "Closing Date") at the offices of the Buyer at 3235 Omni Drive, Cincinnati, OH 45245 or on such other date and/or at such other place as is agreed to by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Eastern Standard Time on and as of August 15, 2005 (the "Effective Date").

      Section 2.02 Deliveries by Seller. At the Closing, Seller shall deliver to
Buyer:

            (a) an executed bill of sale in the form of Exhibit B hereto (the "Bill of Sale") and other instruments of transfer and conveyance reasonably deemed necessary or appropriate by Buyer to convey the Assets to Buyer as of the Effective Date, all in form and substance reasonable satisfactory to Buyer;

            (b) an assignment and assumption agreement in the form of Exhibit C (the "Assignment and Assumption Agreement") and other instruments deemed necessary or appropriate by Buyer regarding the assignment and of all contracts included in the Assets and the assumption of the Assumed Liabilities executed by Seller;

            (c) a certificate of the Secretary of the Seller certifying, as complete and accurate as of the Closing, as to actions taken by Seller's directors and the Stockholder approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (d) a certificate of good standing of Seller issued by the Secretary of State of Tennessee dated no more than 7 days before the Closing;

            (e) employment agreements in the form of Exhibit D hereto (the "Employment Agreement"), executed by the Stockholder and Fuston, respectively, and Buyer; and

      Section 2.03 Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller:

            (a) the payment described in Section 1.04(a)(i) as being required to be paid by Buyer at the Closing;

            (b) a certified copy of all necessary corporate action on behalf of Buyer approving its execution, delivery and performance of this Agreement;


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            (c) the Assignment and Assumption Agreement referenced in Section
2.02(b) hereof executed by Buyer;

            (d) stock certificates representing the Shares; and

            (e) the Employment Agreements referenced in Section 2.02(e) hereof, executed by Buyer.


                                  ARTICLE III.

          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

      Subject to the limitations of Section 6.04 hereof, the Seller and the Stockholder, jointly and severally, represent and warrant to Buyer as of the Closing Date as set forth in this Article:

      Section 3.01 Corporate Existence and Qualification. Seller is a corporation duly organized and validly existing under the laws of Tennessee, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect. Seller has all requisite corporate power and authority to own its Assets and carry on its business as presently conducted. The copies of the Articles of Incorporation and Bylaws of Seller attached as Schedule 3.01 are complete and reflect all amendments thereto through the date hereof.

      Section 3.02 No Seller Defaults or Consents. Except as set forth on
Schedule 3.02, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

            (a) violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Seller;

            (b) violate any Legal Requirements applicable to the Seller;

            (c) result in the creation of any Lien, charge or other encumbrance on any of the Assets; or

            (d) require the Stockholder or the Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

      Section 3.03 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Stockholder, threatened before any Governmental Authority seeking to restrain Seller or the Stockholder or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against Seller or its Assets, as a result of the consummation of the transactions contemplated by this Agreement.

      Section 3.04 Title to the Shares. Except for the Lien arising from that certain Stock Pledge Agreement dated August 12, 2005 between the Stockholder and ELS Human Resource Solutions, Inc., an Ohio corporation, as of the Closing Date the Stockholder owns beneficially and of record, free and clear of any Lien, option or other encumbrance, all of the issued and outstanding shares of stock in Seller.


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      Section 3.05 Employee Matters.

            (a) Schedule 3.05 contains a complete and accurate list of the names, titles and compensation of all employees of Seller (other than Seller's temporary employees who are hired to be assigned to work for customers) (collectively, the "Section 3.05 Employees"). In addition, Schedule 3.05 contains a complete and accurate description of any promised increases in compensation of the Section 3.05 Employees that have not yet been effected. Seller shall also specify in Schedule 3.05 whether any Section 3.05 Employee has executed a non-competition or non-disclosure agreement with Seller, and Seller shall attach to Schedule 3.05 copies of any such agreements.

            (b) Attached hereto as part of Schedule 3.05 is a copy of each written employment agreement entered into between Seller and its Section 3.05 Employees (the "Section 3.05 Employment Agreements").

            (c) To the Knowledge of Seller and the Stockholder, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to the Section 3.05 Employment Agreements or employee policies and procedures in effect.

            (d) Seller (i) has been and is in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (A) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, race or handicap discrimination charges or complaints pending or, to the knowledge of the Stockholder, threatened against Seller before the National Labor Relations Board or any similar state or foreign commission or agency or (B) existing or threatened material labor strikes, disputes, grievances or controversies against Seller or any of its respective employees.

            (e) Seller is not and has not been a party to any agreement with any union, labor organization or collective bargaining unit. No employee of Seller is represented by any union, labor organization or collective bargaining unit. To the Knowledge of Seller and the Stockholder, no remaining employees of Seller have threatened to organize or join a union, labor organization or collective bargaining unit.

            (f)

                  (i) At Closing, Buyer shall have no legal obligation to assume any obligations of Seller under any employment contract or other employment relationship to which Seller is a party other than those expressly assumed by Buyer under this Agreement. Except as otherwise stated in Section 3.05(f)(ii) below, Buyer shall have no legal obligation to hire or employ any Section 3.05 Employees; however, if Buyer desires to hire any such Section 3.05 Employee, Seller will take no action to interfere with Buyer's efforts to hire such employee. Buyer shall have no obligation or liability to any Section 3.05 Employee who refuses, for any reason, any offer of employment made to such employee by Buyer. Seller has paid in full, or will pay, to all employees of Seller, in the normal course of its operations, all wages, salaries, commissions, bonuses and other direct compensation for remuneration for all services performed by them. Upon Closing and upon termination of the employment of any of said employees by Seller, Buyer will not be liable to any of said employees for severance pay, unused paid time off or any other payments.


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                  (ii) Buyer agrees to hire, for a transitional period to be determined in Buyers sole discretion, the following employees of Seller: Mandy Mullinix, Rebecca Wright, Debbie Taylor and Debbie Tramel. Such employees will be employed by Buyer on substantially similar terms as they are currently employed by Seller. Upon the termination of the transitional period, Buyer shall have no further obligation to retain such employees. In the event that Buyer chooses to terminate such employees upon the termination of the transitional period, Buyer agrees to pay each such terminated employee one month's salary as severance pay. However, in the event that Buyer offers such employees continued employment with Buyer, whether or not in the same capacity as they have been serving, and such employees refuse such offer, then Buyer may terminate such employees and shall have no obligation to make any severance payment or extend any other benefits after the effective date of the respective employee's termination.

      Section 3.06 Employee Benefit Matters.

            (a) Schedule 3.06 contains a complete and accurate list of all Employee Benefit Plans sponsored by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate contributes on behalf of its employees. No unwritten amendment exists with respect to any Employee Benefit Plan. For purposes of this Agreement an "Employee Benefit Plan" means each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by Seller or an ERISA Affiliate; provided, however, that with respect to the representations and warranties set forth in subsection (b) of this Section, "Employee Benefit Plan" shall exclude any and all "multiemployer plans" within the meaning of Section 3(37) of ERISA. For purposes of this Agreement, an "ERISA Affiliate" means any corporation who is a member of a controlled group of corporations (as defined in Code ss.414(b)) that includes Seller, any trades or businesses (whether or not incorporated) which are under common control (as defined in Code ss.414(c)) with Seller, any entity that is a member of an affiliated service group (as defined in Code ss.414(m)) that includes Seller, or any other entity that is an arrangement described in Code ss.414(o) that include the Seller.

            (b) Except as set forth on Schedule 3.06, each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")) has occurred with respect to any Employee Benefit Plan. No pending or, to the Knowledge of the Stockholder, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries. All contractual obligations relating to the Plans listed in
Schedule 3.06 are terminable by Seller with no more than 30 days notice and without cause or penalty. All required contributions to, and premium payments on account of, each Employee Benefit Plan have been made on a timely basis. The consummation of the transactions contemplated under this Agreement will not, by itself or together with any other event, increase the amount of or accelerate the vesting or payment of any benefit under any Employee Benefit Plan or Employment Agreement.


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            (c) Neither Seller nor any ERISA Affiliate has maintained, contributed to or otherwise participated in, or has any liability or obligation with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA.

      Section 3.07 Absence of Certain Changes. Except as set forth in Schedule 3.07, from July 1, 2005 to the date of this Agreement, Seller has not:

            (a) suffered any Material Adverse Change, whether or not caused by any deliberate act or omission of Seller or the Stockholder, in its condition (financial or otherwise), operations, assets, liabilities or business;

            (b) contracted for the purchase of any capital assets having a cost in excess of $5,000 or paid any capital expenditures in excess of $5,000, except in the ordinary course of business consistent with past practice;

            (c) incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business consistent with past practice which shall be satisfied at Closing;

            (d) incurred or discharged any liabilities or obligations except in the ordinary course of business consistent with past practice;

            (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims, except in the ordinary course of business consistent with past practice;

            (f) mortgaged, pledged or subjected to any security interest, Lien, lease or other charge or encumbrance any of the Assets;

            (g) suffered any damage or destruction to or loss of the Assets (whether or not covered by insurance) that has materially adversely affected, or could materially adversely affect, its business;

            (h) acquired or disposed of any Assets except in the ordinary course of business consistent with past practice;

            (i) increased the compensation of any Section 3.05 Employee except in accordance with Schedule 3.05;


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            (j) made any payments to any person or entity except in the ordinary course of business consistent with past practice or loaned any money to any person or entity that is not reflected in Seller's financial statements as disclosed to buyer;

            (k) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

            (l) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or paid any dividends or made any distribution to the holders of the Seller's capital stock;

            (m) entered into or terminated any material agreement with any person or group, or modified or amended in any material respect the terms of any existing agreement except in the ordinary course of business consistent with past practice;

            (n) entered into, adopted or amended any Employee Benefit Plan;

            (o) received any indication from any customer or supplier that it intends to discontinue or change the terms of its relationship with Seller;

            (p) materially changed its accounting methods; or

            (q) entered into any agreement (written or oral) to do any of the foregoing.

      Section 3.08 Patents, Trade-marks, Service Marks and Copyrights.

            (a) Seller owns all patents, trade-marks, service marks and copyrights (collectively "Proprietary Rights"), if any, necessary to conduct its business, or possesses adequate licenses or other rights (except for licenses for the use of non-customized software), if any, therefor, without conflict with the rights of others.

            (b) Seller has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

      Section 3.09 Title to Assets; Condition of Assets.

            (a) Seller owns no real property.

            (b) Except as disclosed on Schedule 3.09, Seller has good and marketable title to the Assets (other than those disposed of in the ordinary course of business), free and clear of all Liens, except for Liens for taxes not yet due and payable or being contested in good faith in appropriate proceedings. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Seller are in good operating condition and repair, normal wear and tear excepted, are adequate and sufficient for the business of Seller and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.


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            (c) Except as disclosed in Schedule 3.09, the Stockholder has no interest in any of the Assets except for salary, and the Stockholder has no financial interest in any transaction of Seller.

      Section 3.10 Compliance with Laws. Seller has all material franchises, Permits, licenses and other rights and privileges necessary to permit it to own its Assets and to conduct its businesses as presently conducted. The business and operations of Seller have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations, and Seller is not in violation of any judgment, law or regulation except where any such violation could not reasonably be expected to have a Material Adverse Effect. Seller has not received any notice from any Governmental Authority or any other person or entity regarding any actual, alleged or potential violation or failure to comply with any Legal Requirement. Schedule 3.10 contains a complete and accurate list of all Permits, licenses, and registrations held by Seller or related to Seller's Driver Leasing Business

      Section 3.11 Litigation; Default. There are no claims, actions, suits, investigations or proceedings against Seller pending or, to the Knowledge of Seller or the Stockholder, threatened in any court or before or by any Governmental Authority, or before any arbitrator, other than worker's compensation claims that are covered by Seller's workers compensation insurance.

      Section 3.12 Customers. Except as otherwise set forth in Schedule 3.12, since August 1, 2005, there has been no Material Adverse Change in the business relationship of Seller with any customer. No customer has terminated or materially altered, or notified Seller in writing of any intention to terminate or materially alter, its relationship with Seller.

      Section 3.13 Other Transactions. Except as contemplated by this Agreement, neither Seller nor the Stockholder has entered into any agreement or arrangement and there are no pending offers or discussions concerning or providing for the merger or consolidation of Seller, the sale of all or any substantial portion of its Assets, the sale by the Stockholder of any securities of Seller or any similar transaction affecting Seller or the Stockholder.

      Section 3.14 Financial Statements. Attached as Schedule 3.14 are true, correct, and complete copies of the Company's (i) un-audited income statement and balance sheet for the fiscal year ended December 31, 2004, (ii) un-audited balance sheet as of August 15, 2005 and (iii) un-audited income statement and balance sheet as of and for the three months ended August 15, 2005 (the "Balance Sheet Date"). All of such statements (collectively the "Company Financial Statements") (i) have been prepared consistently with past practices and from the books and records of the Company, and (ii) present fairly the financial condition of the Company and its results of operations as at and for the respective periods then ended.


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      Section 3.15 Tax Matters.

            (a) Except as set forth in Schedule 3.15 hereto:

                  (i) Seller has timely filed all federal income Tax Returns, and all other material Tax Returns which it is required to file under applicable laws and regulations;

                  (ii) all such Tax Returns are true and accurate in all material respects;

                  (iii) Seller has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, the Stockholder, creditor or other third party;

                  (iv) Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.

            (b) To the Knowledge of Seller or the Stockholder, Seller has not received notice of a claim by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

            (c) (i) there are no foreign, federal, state or local Tax audits or administrative or judicial proceedings pending or being conducted with respect to Seller;

                  (ii) no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by Seller from any foreign, federal, state or local taxing authority; and

                  (iii) there are no material unresolved claims concerning Seller's Tax liability.

            (d) Seller is an S corporation as defined in Code Section 1361, and Seller is not and has not been subject to either the built-in gains tax under Code Section 1374 or the passive income tax under Code Section 1375.

      Section 3.16 Authority to Execute and Perform Agreement. (a) The Stockholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and each other agreement to which the Stockholder is a party and to perform fully the Stockholder's obligations hereunder and thereunder. This Agreement and each other agreement to which the Stockholder is a party has been duly executed and delivered by the Stockholder and is a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The execution and delivery by the Stockholder of this Agreement and each other agreement to which the Stockholder is a party and the performance by the Stockholder of this Agreement and each other agreement to which the Stockholder is a party in accordance with their terms and conditions will not
(i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person; or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to the Stockholder or to the shares of stock held by the Stockholder, or any instrument, contract or other agreement to which the Stockholder is a party or by or to which the Stockholder is or the shares of stock held by the Stockholder are bound or subject.


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            (b) Seller has the full corporate right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Seller's obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The execution and delivery by Seller of this Agreement and the performance by Seller of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person; or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to Seller or any instrument, contract or other agreement to which Seller is a party or by or to which Seller is bound or subject.

      Section 3.17 No Stockholder Defaults or Consents. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of her obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Stockholder is a party.

      Section 3.18 Contracts. Except as set forth in Schedule 3.09, the Stockholder has no, nor may she acquire any rights under, any contract or agreement that relates to Seller's business or any of the Assets. Each Contract and other agreement to which Seller is a party is in full force and effect, valid and enforceable in accordance with its terms. To the Knowledge of Seller or the Stockholder, Seller is in compliance in all material respects with the terms of all Contracts and no event has occurred that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of any Contract.

      Section 3.19 Securities Matters. Each of the Stockholder and Fuston represents and warrants to Buyer that, with respect to the Shares to be issued pursuant to Section 1.04(a)(ii) above:

            (a) The Shares will be acquired by the Stockholder and Fuston for his or her own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and neither the Stockholder nor Fuston shall distribute or transfer any of the Shares in violation of the Securities Act;


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            (b) Neither the Stockholder nor Fuston has any agreement,
arrangement or understanding for transfer of any of the Shares or any interest therein;

            (c) Each of the Stockholder and Fuston (i) acknowledges that the Shares to be issued pursuant to Section 1.04(a)(ii) above are "restricted securities" under the Securities Act, are not registered under the Securities Act and must be held indefinitely by the Stockholder and Fuston unless the Shares are subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of the Shares made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not now and for a period of at least one year following the Closing Date, if not more, will not be, available for use by the Stockholder or Fuston for resale of the Shares, and (iv) is aware that Buyer is not obligated to register any sale, transfer or other disposition of the Shares;

            (d) Each of the Stockholder and Fuston is aware that no market may exist for resale of the Shares;

            (e) Each of the Stockholder and Fuston (i) has been given or had access to sufficient information regarding Buyer and have such knowledge and experience in financial and business matters, or has the advice or representation of a person having such knowledge and experience, to be able to evaluate the merits and risks of an investment in the Shares, (ii) understands the nature of the investment in the Shares and is able to bear the economic risk of the investment in the Shares, which may include a total loss of his or her investment, and is able to hold the same for purposes of investment despite such risk, and (iii) is familiar with the business and financial matters of Buyer; and

            (f) Each of the Stockholder and Fuston acknowledges and agrees that the certificates representing the Shares issuable to the Stockholder and Fuston will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Buyer's stock transfer agent.


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Stockholder and Seller as of the Closing Date that:

      Section 4.01 Corporate Existence and Qualification; Corporate Documents. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on Buyer. Buyer has all required corporate power and authority to own its properties and to carry on its business as presently conducted.

      Section 4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

      Section 4.03 No Defaults or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

            (a) violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer;

            (b) violate any Legal Requirements applicable to Buyer;

            (c) result in the creation of any Lien, charge or other encumbrance on the membership interests or any Property of Buyer; or

            (d) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority

      Section 4.04 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Buyer, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its Properties, as a result of the consummation of the transaction contemplated by this Agreement.


                                   ARTICLE V.

                                    SURVIVAL

      Section 5.01 Survival of Representations and Warranties. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party hereto and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each of Buyer, on the one hand, and Seller and Stockholder, on the other hand, has the right to rely fully upon the representations, warranties, covenants and agreements of Buyer and Seller and the Stockholder, as the case may be, contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that no party hereto shall be entitled to rely on any representation or warranty made by any other party hereto herein to the extent that such party has actual knowledge that such representation or warranty is untrue or incorrect in any material respect. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement, shall thereafter terminate and expire at the end of the twenty fourth (24th) month following the Closing Date, subject to the limitations on indemnification set forth in Section 6.04 hereof. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.01, 3.09, 3.15, 3.19, 4.01 and 4.02, and all covenants and agreements, shall survive indefinitely and shall not terminate or expire.

                                   ARTICLE VI.

                                 INDEMNIFICATION

      Section 6.01 Obligation of the Seller and the Stockholder to Indemnify. Subject to the limitations contained in Article V and Section 6.04 hereof, Seller and the Stockholder, jointly and severally, agree to indemnify, defend and hold harmless Buyer (and its Affiliates, successors and assigns and their respective officers and directors) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements, but offset by any proceeds from insurance and taking into account the present value of any tax savings to Buyer or Seller resulting from such losses, liabilities, damages, deficiencies, costs or expenses) ("Losses") based upon, arising out of or otherwise in respect of
(i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller or the Stockholder contained in this Agreement, (ii) any account payable of Seller accrued through or for services rendered prior to the Closing Date, whether or not set forth in Seller's financial statements provided to Buyer, including, without limitation, all insurance payments, (iii) any and all Taxes due and owing (A) for all taxable periods ending on or before the Closing Date or (B) that are attributable to gain from sale of the Assets, (iv) any liability of Seller that is not an Assumed Liability, or (v) the operation of Seller's Driver Leasing Business prior to the Closing.

      Section 6.02 Obligation of Buyer to Indemnify. Subject to the limitations contained in Article V and Section 6.04 hereof, Buyer agrees to indemnify, defend and hold harmless Seller and the Stockholder from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement.

      Section 6.03 Notice and Opportunity to Defend.

            (a) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 6.01 or
6.02 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

            (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability at the sole cost of the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate (but not control), at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

      Section 6.04 Limitations on Indemnification. The indemnification provided for in Sections 6.01 and 6.02 shall be subject to the following limitations:

            (a) Neither Seller nor the Stockholder shall be obligated to pay any amounts for indemnification under this Article VI arising out of any Losses based upon, arising out of or otherwise in respect of any inaccuracy or breach disclosed in writing to Buyer and specifically waived in writing by Buyer prior to the Closing.

            (b) After the Closing, the indemnification rights set forth in this
Article VI shall be each party's sole and exclusive remedy against the other party for any breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any party from bringing an action based upon allegations of fraud in connection with this Agreement.

      Section 6.05 Guarantee of Indemnification Obligations. Fuston agrees to unconditionally guarantee the full and prompt payment of any and all amounts owed to Buyer by Seller and Stockholder by virtue of Seller's and Stockholder's indemnification obligations pursuant to Section 6.01 of this Agreement (the "Obligations"). Upon any default by Seller or Stockholder in the payment to Buyer of any of the Obligations, Buyer may, at its sole election, proceed directly and at once, without notice, against Fuston to collect and recover the full amount or any portion of the Obligations, without first proceeding against Seller or Stockholder.


                                  ARTICLE VII.

                            POST-CLOSING OBLIGATIONS

      Section 7.01 Further Assurances. Following the Closing, Seller, the Stockholder and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

      Section 7.02 Access to Records. From and after the Closing, (i) Seller and the Stockholder shall (A) deliver to Buyer all books, records, files, agreements and other information of Seller, and (B) use their best efforts to permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of Seller and Stockholder, in each case, to the extent and at all times reasonably requested by Buyer for the purpose of investigating or defending any claim made against Buyer or Seller relating to or affecting the Assets in connection with periods ending on or before the Closing Date, and (ii) Buyer shall (A) permit Seller and Stockholder, and their authorized employees, agents, accountants, legal counsel and other representatives to have access to Seller's books, records, files, agreements and other information in the possession of Buyer or its affiliates, and (B) use its best efforts to permit Seller and Stockholder, and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of Buyer, Seller and their Affiliates, in each case, to the extent and at all times reasonably requested by Seller and/or the Stockholder, or any of them, for the purpose of
(I) investigating or defending any claim made against Seller and/or the Stockholder in connection with Article VI hereof or (II) with respect to any pre-Closing Date tax matters affecting Seller or the Stockholder.

      Section 7.03 Non-Competition; Non-Solicitation.

            (a) Seller, Stockholder and Fuston, jointly and severally, agree that for a period of twenty-four (24) months after the Closing Date, neither Seller, Stockholder nor Fuston will directly or indirectly engage in any business competitive with Seller's Driver Leasing Business, those in which Buyer or any of Buyer's Affiliates engage in, any business reasonably expected at the Closing Date to thereafter be engaged in by Buyer or any of Buyer's Affiliates, or any business planned or discussed, but not implemented, by Buyer or any of Buyer's Affiliates at the Closing Date (collectively, the "Competing Business"). This covenant shall apply to the following geographical area: a fifty (50) mile radius of any of Seller's offices (the "Restricted Territory"). To "directly or indirectly engage in" a Competing Business includes, but is not limited to: (a) engaging in such a business as owner, partner, or agent (except for owning less than five percent (5%) of the equity of any publicly traded entity); (b) becoming an employee, consultant, or contractor of any party that is engaged in such business; or (c) becoming interested directly or indirectly in any such business; and

            (b) Seller, Stockholder and Fuston, jointly and severally, agree that for a period of twenty-four (24) months after the Closing Date, neither Seller, Stockholder nor Fuston shall, directly or indirectly, (i) solicit any employee, supplier, or consultant of Buyer or any of Buyer's Affiliates or anyone performing services for Buyer or any of Buyer's Affiliates for employment or the performance of services for any current or future employer of Seller or the Stockholder, for any entity for whom Seller or the Stockholder is performing services, for Seller or the Stockholder itself, himself or herself, or for any other person or entity except for Buyer, or (ii) solicit any existing or potential customer or supplier of Buyer or any of Buyer's Affiliates for the benefit of a third party that is engaged in a Competing Business.

Notwithstanding the foregoing, neither the Stockholder nor Fuston shall not be in breach of this Section 7.03 by virtue of their entering into and performing their obligations on behalf of Buyer under the Employment Agreements as contemplated in Section 2.02(e) above.

      Section 7.04 Web Site. Seller's web site located at www.truckersplus.com and Seller's e-mail server address at truckersplus.com shall be considered Assets to be transferred to Buyer pursuant to Section 1.01 above. Seller shall execute all documents deemed necessary or appropriate by Buyer, and shall cooperate fully with Buyer, in order to transfer the aforementioned website and e-mail serve address to Buyer. Seller and the Stockholder agree that notwithstanding the execution of any such document, as of the Effective Date, Buyer shall have the sole and exclusive right to use the website www.truckersplus.com and the email server address truckersplus.com, and Seller and the Stockholder shall cease using such name for any purpose without the consent of Buyer.


                                 ARTICLE VIII.

                                 MISCELLANEOUS

      Section 8.01 Brokers. Regardless of whether the Closing shall occur, (i) Seller and the Stockholder shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by Seller or the Stockholder in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless Seller and the Stockholder from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

      Section 8.02 Costs and Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

      Section 8.03 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

            BUYER:                  3235 Omni Drive
                                    Cincinnati, Ohio 45245
                                    Attention:  Ronald Heineman
                                    Telecopy No.: (513) 943-4243



            With a copy to:         Tracey A. Puthoff, Esq.
                                    Taft, Stettinius & Hollister LLP
                                    425 Walnut Street, Suite 1800
                                    Cincinnati, OH 45202-3957
                                    Telecopy No.: (513) 381-0205



            SELLER and              Benita Dillard
            STOCKHOLDERS:           1298 Sparta Pike
                                    Lebanon, TN 37090

            FUSTON:                 Ken Fuston
                                    851 Neal Rd.
                                    Watertown, TN 37184


Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, Notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

      Section 8.04 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Ohio (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction), and any arbitration award issued pursuant to Section 8.12 hereof may be entered in any court having proper jurisdiction.

      Section 8.05 Entire Agreement, Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      Section 8.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective heirs, executors, legal representatives, permitted successors and assigns, any rights, benefits or obligations hereunder.

      Section 8.07 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies provided by this Agreement.

      Section 8.08 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference.

      Section 8.09 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 8.10 References. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States, respectively, unless the context otherwise requires.

      Section 8.11 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing for the time period set forth in Section 6.01 hereof and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

      Section 8.12 Arbitration. The parties hereto agree to submit any dispute, controversy or claim arising out of or relating to this Agreement to binding arbitration before a sole arbitrator in conformance with the J*A*M*S ("JAMS") Streamlined Arbitration Rules and Procedures, and further provided that, notwithstanding Rule 14 thereof, the parties hereby agree that the location of any such arbitration shall be Lexington, KY. Notwithstanding anything to the contrary contained herein, if, due to a breach or threatened breach or default or threatened default, a party is suffering irreparable harm for which monetary damages are inadequate, such party may petition a court of competent jurisdiction for injunctive relief, specific performance or other equitable relief without resorting to arbitration.


                                   ARTICLE IX.

                                   DEFINITIONS

      Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Article IX, unless otherwise defined in this Agreement.

      Section 9.01 Affiliate. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

      Section 9.02 Governmental Authority. The term "Governmental Authority" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

      Section 9.03 Knowledge. The term "Knowledge" shall mean the actual knowledge of a party and, in the case of Buyer or Seller, of any of such entity's directors or executive officers with respect to the representation being made, and, in the case of the Stockholder, such knowledge as reasonably should have been obtained upon due investigation and inquiry into the representation being made.

      Section 9.04 Legal Requirements. The term "Legal Requirements", when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or Property.

      Section 9.05 Liens. The term "Lien" shall mean any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, interest, option, right of first offer, negotiation or refusal, preemptive right, proxy, charge or other restrictions or limitations of any nature whatsoever.

      Section 9.06 Material Adverse Change. The term "Material Adverse Change" shall mean a material adverse change in Seller's condition (financial or otherwise), operations, results of operations, business, Property or liabilities.

      Section 9.07 Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect on Seller's operations, business, Property, financial condition or results of operations.

      Section 9.08 Permits. The term "Permits" shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

      Section 9.09 Property. The term "Property" shall mean any and all property and assets (real, personal, mixed, tangible or intangible).

      Section 9.10 Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

      Section 9.11 Seller's Driver Leasing Business. The term "Seller's Driver Leasing Business" shall mean the truck driver leasing business that Seller operates throughout the United States of America through Truckers Plus Leasing, Inc., a Tennessee corporation.

      Section 9.12 Taxes or Tax. The term "Taxes" or "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, gift, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      Section 9.13 Tax Returns. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      EXECUTED as of the date first written above.

                                          RESOLVE STAFFING, INC.

                                          By: /s/ Ronald E. Heineman
                                             -------------------------------
                                             Ronald E. Heineman
                                             Chief Executive Officer

                                          TRUCKERS PLUS LEASING, INC.

                                          By: /s/ Benita Dillard
                                             -------------------------------
                                             Benita Dillard
                                             President

                                          STOCKHOLDER:

                                          /s/ Benita Dillard
                                          ----------------------------------
                                          Benita Dillard





                                          For purposes of Sections 3.19, 6.05
                                          and 7.03 only:



                                          ----------------------------------
                                          Ken Fuston


                                 Signature Page

                                    EXHIBIT A

                            Purchase Price Allocation


Fixed Assets:


Goodwill:


Total

                                    EXHIBIT B

                                  BILL OF SALE


1. Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1.01 of that certain Asset Purchase Agreement dated as of August 15, 2005 (the "Purchase Agreement"), to which Truckers Plus Leasing, Inc., a Tennessee corporation (the "Seller"), Resolve Staffing, Inc., a Nevada corporation (the "Buyer"), and Benita Dillard (the "Shareholder") are parties, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, effective as of 11:59 p.m. (Eastern Standard Time) on August 15, 2005 (the "Effective Time"), all of Seller's right, title and interest in and to all of the Assets (as defined in Section 1.01 of the Purchase Agreement).

2. Power of Attorney. Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

      a. to demand, receive and collect any and all of the Assets and to give receipts and releases for and with respect to the same, or any part thereof;

      b. to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

      c. to do all things legally permissible, required, or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller's name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller's representations, warranties, covenants, agreements and indemnities relating to the Assets, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.



                           [Signature Page to Follow]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale effective as of August 15, 2005.


Truckers Plus Leasing, Inc.



------------------------------------------
By: Benita Dillard
Its: President

                                    EXHIBIT C

                       Assignment and Assumption Agreement


This assignment and assumption agreement (the "Assignment and Assumption Agreement") is made and entered into as of August 15, 2005, by and among Truckers Plus Leasing, Inc., a Tennessee corporation ("Assignor"), and Resolve Staffing, Inc., a Nevada corporation ("Assignee").

      WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of August 15, 2005 (the "Purchase Agreement"), pursuant to which Assignee has purchased certain assets of Assignor; and

      WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements (the "Contracts") to Assignee, and Assignee has agreed to assume certain obligations of Assignor (the "Assumed Liabilities"), as set forth herein, and this Assignment and Assumption Agreement is contemplated by Section 2.02(b) of the Purchase Agreement;

      NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

      1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms as set forth in the Purchase Agreement.

      2. Assignment and Assumption. Effective as of 12:01 a.m. (Eastern Standard
Time) on August 15, 2005 (the "Effective Time"), Assignor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with, each of the Contracts and Assumed Liabilities, other than liability for breach or default under such Contracts or Assumed Liabilities occurring prior to the Closing Date. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Contracts and Assumed Liabilities, other than liability for breach or default under such Contracts or Assumed Liabilities occurring prior to the Closing Date. Assignee assumes no liabilities other than the Assumed Liabilities, and the parties hereto agree that all liabilities not assumed by Assignee shall remain the sole responsibility of Assignor.

      3. Power to Collect for Own Account. On and after the date of this Assignment and Assumption Agreement, the Assignee shall have the right and authority to collect, for its own account, all sums accruing for any and all periods or partial periods starting with, or coming due on or after, the date of this Assignment and Assumption Agreement with respect to the Contracts and the Assignee shall have the right and authority to endorse the name of the Assignor on any checks or drafts received that evidence payment of any such sums. The Assignor agrees that it will promptly transfer and deliver to the Assignee from time to time any cash or other property that the Assignor may receive on or after the date of this Assignment in respect of any of the Contracts (including, without limitation, any amounts payable as interest in respect thereof) which shall have accrued or come due on or after the Closing.

      4. Power of Attorney. The Assignor hereby constitutes and appoints the Assignee, and the Assignee's successors and assigns, the true and lawful attorney of the Assignor with full power of substitution, having full right and authority, in the name of the Assignor or otherwise, and for the benefit and at the expense of the Assignee and the Assignee's successors and assigns:

            a. to institute and prosecute all proceedings which the Assignee may deem proper in order to collect, assert, or enforce any claim or right arising or accruing on or after the date of this Assignment under the Contracts, to defend and compromise any and all actions, suits, or proceedings in respect of any such claim or right, and to do all such acts and things in relation thereto as the Assignee shall deem advisable; and

            b. to take all actions which the Assignee shall deem proper in order to provide for the Assignee the benefits under any and all of the Contracts where any required consent of another party to the assignment thereof to the Assignee shall not theretofore have been obtained.

      5. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Assignor's representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

      6. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

      7. Choice of Law. This Agreement shall be governed by the laws of the State of Ohio.

      8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one in the same agreement.



                           [Signature Page to Follow]

      IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR                                  ASSIGNEE

Truckers Plus Leasing, Inc.               Resolve Staffing, Inc.



---------------------------------         -----------------------------------
By: Benita Dillard                        By: Ronald Heineman
Its: President                            Its: Chief Executive Officer

                                    EXHIBIT D

                              Employment Agreement

      This Employment Agreement (this "Agreement") is made and entered into as of ____________, 2005 by and between Resolve Staffing, Inc., a Nevada corporation ("Employer"), and _______________________ ("Employee").

                                    RECITALS:

      A. Employer is acquiring certain assets of Truckers Plus Leasing, Inc., a Tennessee corporation ("Seller").

      B. Prior to the date of this Agreement, Employee was employed by Seller.

      C. Employer desires to be assured of the services of Employee by employing Employee in the capacity and on the terms set forth below, and Employee desires to commit himself/herself to serve Employer on such terms.

      D. Employee and Employer acknowledge that the parties' entering into this Agreement is a material inducement to and condition of Employer's consummating the acquisition of Seller's assets, which Employee acknowledges and agrees is of substantial benefit to him/her.

      NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

      1. Position and Term. Effective as of the effective date of the acquisition referred to above, Employer hires Employee, and Employee accepts employment with Employer for a term of _________ (__) years ("Initial Term"). Employee's duties shall include those set forth in the job description attached hereto as Exhibit A and such other duties as may be assigned to him/her by Employer's President. At the end of the Initial Term, Employer may, in its sole discretion, offer to extend Employee's employment for a one-year renewal term ("Renewal Term"), with employment for any such Renewal Term to be set forth in a writing signed by both parties and on substantially the same terms and conditions as are set forth herein. In the absence of any written agreement to the contrary, at any time after the end of the Initial Term and any Renewal Term, Employer may terminate Employee for any reason or for no reason and Employee shall be an at-will employee of Employer. Employee shall abide by the rules, regulations, policies, and procedures established from time to time by Employer, shall adhere to all of Employer's record-keeping, service, and safety policies, and shall be responsible for maintaining a good working relationship with suppliers, customers, persons, and business entities with which Employer does business. While he/she is employed by Employer, Employee shall devote his/her entire productive time, ability, and attention for the benefit of the business of Employer and shall not directly or indirectly render any service of a business, commercial, or professional nature to any other person or enterprise, whether for compensation or otherwise, without the prior written consent of Employer; provided, however, that as long as none of the following activities negatively impacts the ability of Employee to carry out his/her obligations hereunder and to devote his/her full business efforts to Employer, Employee may (a) engage in appropriate professional, educational, civic, charitable, or religious activities, and (b) devote reasonable time to Employee's real estate acquisitions and rentals activities and to other private investments.

      2. Best Efforts. Employee shall exercise his/her good faith best efforts to perform his/her duties under this Agreement faithfully and industriously and to the reasonable satisfaction of Employer. Such duties shall be provided, consistent with the terms of this Agreement, at such place(s) as the needs, business, and/or opportunities of Employer may require from time to time.

      3. Compensation and Benefits.

            a. Employer shall pay Employee a salary of _______________________ Dollars ($____________) per year, which shall be paid in accordance with Employer's standard payroll policies. In addition, Employee shall be entitled to the following commission bonuses:

_______________________________________________________________________________

_______________________________________________________________________________.
Employer shall pay such commission bonuses monthly to Employee.

            b. Employee shall be entitled to participate in such other group employee benefits as may be established and maintained by Employer for the benefit of its employees similarly situated to Employee, including life insurance and health and dental insurance; provided, however, that Employer may modify, limit, cancel, or replace any policies, benefits, and/or plans and the terms thereof without any obligation to Employee.

            c. Employee shall be entitled to _______ (__) weeks of paid vacation time per year, to be scheduled consistent with the needs of Employer and with the consent of Employer's President; and

            d. Employer shall reimburse Employee for cell phone and professional automobile expenses up to an aggregate maximum of $_____ per month.

      4. Confidentiality.

            a. Employee recognizes that Employer has and will have information that is confidential or proprietary to Employer, whether relating to Employer or Seller, including, without limitation: (i) the terms of any contracts and prospective contracts; (ii) pricing and bidding strategies; (iii) marketing methods; (iv) financial forecasts and results; (v) lists of suppliers, customers, and prospective suppliers and customers; (vi) strategic plans; (vii) other information disclosed by or on behalf of Employer to Employee, or learned of by Employee, relating to Employer, Seller or its business, whether by means of written or oral disclosure or otherwise; (viii) analyses, compilations, reports, and studies; and (xii) economic, and business information, ideas, concepts, strategies, products, technology, know-how, trade secrets, characters, works of authorship, copyrights, internet domain names, and other confidential information (any and all of the foregoing being referred to in this Agreement both individually and collectively as the "Proprietary Information"). Information shall not be considered Proprietary Information if it is established by Employee that such information: (A) at the time of disclosure to Employee, is published, known publicly, or is otherwise in the public domain; or (B) after disclosure to Employee, is published or becomes known publicly or otherwise becomes part of the public domain, through no violation of this Agreement or act or fault of Employee.

            b. Employee agrees that he/she will not, except in performing his/her duties for the benefit of Employer, at any time or in any manner, either directly or indirectly, use any Proprietary Information or divulge, disclose, or communicate any Proprietary Information to any third party without the prior written consent of Employer. Employee will protect the Proprietary Information and treat it as strictly confidential.

            c. Upon Employee's ceasing to be employed by Employer or at any time upon Employer's demand therefor, Employee shall immediately deliver to Employer:
(i) all Proprietary Information and any design, drawing, report, audio, visual, or textual work or any combination thereof, or any product or program, that embodies or is based upon any of the Proprietary Information, including, without limitation, reports, papers, surveys, letters, documents, computer printouts, computer files, computer hardware, computer software programs, computer systems, images, audio, video, graphic or textual work, and manuals; and (ii) all property, equipment, and similar items of Employer or its suppliers or customers or their respective businesses.


      The provisions of this Section 4 shall remain in full force and effect during Employee's employment by Employer and at all times after Employee ceases to be employed by Employer.

      5. Inventions. With respect to any and all improvements and inventions, whether or not patentable, which Employee may learn of, conceive, or first actually reduce to practice, and/or works of authorship, whether or not copyrightable, which Employee may originate, either solely or jointly with others, during his/her performance under this Agreement, which relate to the business of Employer, or which grow out of any work Employee may do for or on behalf of Employer, or information which Employee receives from Employer or persons associated with Employer during performance under this Agreement, Employee shall promptly disclose said improvement, invention, and/or work of authorship to Employer and shall cause to assign and transfer, and by these presents does hereby assign and transfer, to Employer all right, title, and interest, including patents and copyrights, in and to such improvements, inventions, and/or works of authorship. The provisions of this Section 5 shall remain in full force and effect during Employee's employment by Employer and at all times after Employee ceases to be employed by Employer.

      6. Non-Competition. Employee recognizes that the various items of Proprietary Information are special and unique assets of Employer and need to be protected from improper disclosure. Employee further recognizes that in the course of his/her employment, he/she will have contact with customers, suppliers, and other business associates of Employer. In consideration of the disclosure of the Proprietary Information to Employee, Employer's entering into this Agreement and agreeing to employ Employee, Employer's good will with which Employee will be vested, Employee covenants and agrees that during the period that Employee is employed by Employer and for a period of twenty four (24) months after Employee ceases to be employed by Employer, Employee will not directly or indirectly engage in any business competitive with those in which Employer engages at the time Employee ceases to be employed by Employer, any business reasonably expected at the time Employee ceases to be employed by Employer to thereafter be engaged in by Employer, or any business planned or discussed, but not implemented, by Employer at or before the time Employee ceases to be employed by Employer (collectively, the "Competing Business"). This covenant shall apply to the geographical area that includes the designated business territory of Employer, which is defined in Exhibit B attached hereto (the "Restricted Territory"). To "directly or indirectly engage in" a Competing Business includes, but is not limited to: (a) engaging in such a business as owner, partner, or agent (except for owning less than five percent (5%) of the equity of any publicly traded entity); (b) becoming an employee, consultant, or contractor of any party that is engaged in such business; or (c) becoming interested directly or indirectly in any such business. This covenant on Employee's part shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Employee acknowledges and agrees that these noncompetition provisions are reasonable and are necessary for the protection of Employer's legitimate competitive business interests, and Employee agrees that this noncompetition provision will not adversely affect Employee's livelihood.

      7. Non-Solicitation. Employee shall not, during Employee's employment by Employer and for a period of twenty four (24) months after Employee ceases to be employed by Employer, directly or indirectly, (i) solicit any employee, supplier, or consultant of Employer or anyone performing services for Employer for employment or the performance of services for any current or future employer of Employee, for any entity for whom Employee is performing services, for Employee himself or herself, or for any other person or entity except for Employer, or (ii) solicit any existing or potential customer or supplier of Employer for the benefit of a third party that is engaged in any Competing Business.

      8. Breach. The parties agree that Employee's agreements contained in Sections 4 through 7 of this Agreement relate to matters of a unique character and peculiar value impossible of replacement, that breach of any such agreements by Employee will cause Employer great and irreparable injury, and that the remedy at law for any breach of such agreements will be inadequate. In the event of a breach or threatened breach by Employee of any of the provisions contained in Sections 4 through 7 of this Agreement during or after his employment by Employer, Employer, in addition to any other relief available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or posting bond so as to prevent a breach of the agreements contained in Sections 4 through 7 of this Agreement and to secure the enforcement thereof. Nothing herein shall be construed as prohibiting Employer from pursuing other remedies, including a claim for losses and damages.

      9. Termination. Notwithstanding that the Initial Term or Renewal Term, if any, has not expired, if Employee breaches any of his obligations under this Agreement, or if Employee at any time refuses or fails to perform, or improperly performs, any of his or her obligations under or in connection with this Agreement, or if Employee commits any dishonest or fraudulent act or is guilty of misconduct in connection with Employer's business or operations, or if Employee conducts himself or herself in any manner having a reasonable possibility of damaging the business or reputation of Employer (which shall include, without limitation, Employee's commission of, or being charged with, a criminal offense), or if Employee shall die or shall otherwise become physically or mentally incapable of fully performing his or her duties under this Agreement, or if Employee shall be absent by reason of illness, incapacity, inability to perform, or any other reason for more than thirty (30) consecutive calendar days, Employer may forthwith terminate the employment of Employee immediately upon providing Employee notice (which, in such instance, may be written or oral) of such termination. In addition, if, after the Initial Term and any Renewal Term specified in Section 1 above or at any other time, Employee becomes an at-will employee of Employer, Employer may at any time terminate the employment of Employee for any reason or for no reason immediately upon providing Employee notice (which, in such instance, may be written or oral) of such termination. Upon termination of Employee's employment with Employer, Employer shall have no further obligation to provide Employee with any of the benefits contemplated hereunder, except as required by law, or to pay to Employee any salary or other amounts attributable to dates after Employee's termination of employment. Termination of Employee's employment with Employer shall not affect Employee's continuing obligations under this Agreement.

      10. Notices. All notices, consents, waivers, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand;
(b) on the first business day after being sent by a nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, whether received or rejected by the addressee, in each case to the following addresses, facsimile numbers, or electronic mail addresses, and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other parties):

            To Employer:

            Resolve Staffing, Inc.
            3235 Omni Drive
            Cincinnati, Ohio 45245
            Attention: Ronald Heineman
            Facsimile No.: (___) ___-____
            E-mail address: rheineman@elspeo.com




            To Employee:

            Facsimile No.: (___) ___-____
            E-mail address:

Any party may change such party's address or facsimile number for purposes of this Agreement by notice given in accordance herewith.

      11. Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the documents, if any, referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

      12. Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by both parties. Any amendments, supplements, or modifications to this Agreement must be signed by the President of Employer on behalf of Employer or at the direction of Employer's Board of Directors to be effective against Employer.

      13. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

      14. Waiver. The rights and remedies of the parties are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power, or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      15. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Ohio without regard to conflicts of law principles that would require the application of any other law. Employer and Employee agree that the federal or state courts located within Hamilton County, Ohio shall have exclusive jurisdiction and venue over any disputes arising out of or relating to this Agreement. The parties hereby consent to in personam jurisdiction in such courts.

      16. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, Employee shall reimburse Employer for its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which Employer may be entitled.

      17. Binding Effect; Assignment. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns; provided, however, that Employee shall not assign any part of his rights or duties under this Agreement without the prior written consent of Employer, which Employer may grant or withhold in its sole discretion, and any such assignment by Employee without Employer's prior written consent shall be void and of no force or effect. In the event of a merger, sale, transfer, consolidation, or reorganization involving Employer, this Agreement shall continue in full force and effect and shall be binding upon, and inure to the benefit of, Employer's successors and assigns.

      18. Acknowledgement. By executing this Agreement, Employee confirms that he has read this Agreement, has had an opportunity to consult with his advisors and attorneys regarding the terms of this Agreement, and fully understands this Agreement.

      19. Headings. The headings of the Sections and paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have duly and validly entered into and executed this Agreement as of the date first written above.

EMPLOYER                                  EMPLOYEE

Resolve Staffing, Inc.


By: /s/ Ronald Heineman
   ------------------------------         ------------------------------

Printed Name: Ronald Heineman             Printed Name:
             --------------------                      -----------------

Title: Chief Executive Officer
      ---------------------------

                                    EXHIBIT A
                                    ---------

                                 JOB DESCRIPTION

                                    EXHIBIT B
                                    ---------

                              RESTRICTED TERRITORY


A 50-mile radius of any office of Employer

                    SCHEDULES TO THE ASSET PURCHASE AGREEMENT

                                  SCHEDULE 1.01

                                     ASSETS

                                  SCHEDULE 3.01

                   ARTICLES OF INCORPORATION; BYLAWS OF SELLER

                                  SCHEDULE 3.05

                               SELLER'S EMPLOYEES


Employee                         Poisition                        Weekly Salary/Hourly Rate
------------------------------   ------------------------------   -------------------------

Lebanon, TN
Benita Dillard                   Chief Financial Officer          $1600 plus bonus
Wilma Angel                      Branch Mgr.                      $700 plus bonus
Shannon Wentworth                Operations Mgr.                  $600
Debbie Taylor                    Admin Asst./Payroll Specialist   $420
Mandy Mullinix                   Marketing Mgr.                   $625
Rebecca Wright                   Payroll Mgr.                     $565 plus bonus
Jessie Ashe                      Payroll Asst.                    $8.50 hr.
Debbie Tramel                    Admin. Asst/Benefits Admin.      $9.50 hr.

Atlanta, GA
Dan Benick                       Operations Manager               $675 due for $25 90 day raise
Ron Charles                      Area Sales Mgr.                  $575
Chanterris Jackson               Asst. Ops. Manager               $525

Austin, TX
Kara Morris                      Branch Mgr.                      $575 plus bonus
Heather Stultz                   Area Sales Mgr.                  $550

Birmingham, AL
Steve Roberson                   Vice President                   $875 plus bonus & co. car
Janice Tucker                    Branch Mgr.                      $650 plus bonus
Stacey Glidewell                 Regional Sales Mgr. (West)       $640
Tracey Munoz                     Asst. Ops. Mgr.                  $500

Charlotte, NC
Ken Fuston                       President/CEO                    $1800 plus bonus
Kevin Moore                      Regional Ops. Mgr (East)         $700 plus bonus & co. car
Tabitha Salley                   Operations Mgr.                  $650
Open Position                    Area Sales Mgr.                  $
Kenneth Fuston, Jr. Assistant    $11 hr.

Chicago, IL
Rebecca Stell                    Operations Mgr.                  $625

Kathy Lewandowski                Area Sales Mgr.                  $600

Dallas, TX
Jill Pridavka                    Operations Mgr.                  $675
Keshunia Johnson                 Area Sales Manager               $500

Greenville, SC
Angela Broadhead                 Area Sales Mgr.                  $592.25
Donna Gregory                    Operations Mgr.                  $550

Houston, TX
Sheryl Smart                     Area Sales Mgr.                  $600
Lisa Hagy                        Operations Mgr.                  $625

Jacksonville, FL
Joy Simmons                      Operations Mgr.                  $725
Diane Arnold                     Area Sales Mgr.                  $600

Memphis, TN
Michelle Shannon                 Regional Ops Mgr. (West)         $675 plus bonus & co. car
Allen Kelso                      Operations & Area Sales Mgr.     $750
Robin Ballard                    Asst. Ops. Mgr.                  $650

Orlando, FL
Craig Miller                     Operations Mgr.                  $650
Natalie Galindo                  Area Sales Mgr.                  $550

                                  SCHEDULE 3.06
                                  -------------

                         SELLER'S EMPLOYEE BENEFIT PLANS


Truckers Plus Leasing, Inc. 401K plan

                                  SCHEDULE 3.07
                                  -------------

                          CHANGES TO SELLER'S BUSINESS


None

                                  SCHEDULE 3.09
                                  -------------

                                 TITLE TO ASSETS

Seller granted a security interest in certain of its intangible assets to Employee Leasing Services, Inc., an Ohio corporation, pursuant to a Security Agreement dated June 20, 2005.

                                  SCHEDULE 3.10
                                  -------------

                              PERMITS AND LICENSES

                                  SCHEDULE 3.14
                                  -------------

                          SELLER'S FINANCIAL STATEMENTS

                                  SCHEDULE 3.15
                                  -------------

                                   TAX MATTERS


Insert description of Seller's federal tax liability


                                       11